Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this offering memorandum under “Forward-Looking Statements” and “Risk Factors.” You should read the following discussion in conjunction with “Selected Consolidated Financial and Other Data,” and our audited and unaudited consolidated financial statements and notes as of and for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003, respectively, each appearing elsewhere in this offering memorandum.

Overview

      We are a global, publicly-traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. We currently generate sales in 128 markets throughout the world. In the first nine months of 2003, product revenues accounted for approximately 73% of our total revenues from continuing operations with our top 10 products contributing approximately 34% of product revenues. Through our wholly-owned subsidiary, Ribapharm, which conducts our research and new product development initiatives, we generate royalty revenues from the sale of ribavirin by Schering-Plough and Roche. In the first nine months of 2003, royalty revenues accounted for 27% of our total revenues from continuing operations. Based on this research and development capability and a worldwide capacity to commercialize our products, we believe we are a leading fully integrated specialty pharmaceutical company focused on neurology, dermatology and infectious disease.

      At our May 29, 2002 Annual Meeting of Stockholders, three persons nominated by Franklin Mutual Advisors, LLC and Iridian Asset Management LLC were elected to our Board of Directors. The events at this election, together with events at our 2001 Annual Meeting of Stockholders, constituted a change of control under the terms of employment agreements with some former key executives, our long-term stock incentive plan and our Amended and Restated 1998 Stock Option Plan. As a result of the change of control, we incurred substantial one-time costs, as detailed below.

      For the year ended December 31, 2002, we incurred non-recurring and other unusual charges of $241,543,000, which primarily included stock compensation costs related to the change of control under our Amended and Restated 1998 Stock Option Plan ($61,400,000); severance costs related to cash severance payments to former executives, and employee severance benefits ($54,216,000); incentive compensation costs related to the acceleration of vesting of restricted stock upon the change of control ($12,022,000); executive and director bonuses paid in connection with the public offering of Ribapharm ($47,839,000); professional fees related to the public offering of Ribapharm ($13,000,000); the write-off of ICN International AG capitalized offering costs ($18,295,000); the write-down of certain assets ($15,045,000); costs incurred in the proxy contest ($9,850,000); environmental-related expenses ($8,298,000); and Czech flood damages ($1,578,000). During the year ended December 31, 2001, we recorded non-recurring and other unusual charges of $4,034,000, related to the 2001 proxy contest.

Repositioning

Discontinued Operations

      Following a change in control in June 2002, we initiated a strategic review which included retaining an investment bank and a consulting firm. As a result of that review, we now intend to emphasize our specialty pharmaceuticals business and bring our overall cost structure in line with industry averages. We have substantially divested ourselves of those businesses that do not fit our strategic growth plans.

      As a result of this strategic review, we made the decision to divest our Russian pharmaceuticals segment, biomedicals segment, photonics business, raw materials business and manufacturing capability in Central Europe and Circe unit. The results of these operations and the related financial position have been reflected as discontinued operations in our consolidated condensed financial statements in accordance with Statement of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The consolidated condensed financial statements have been reclassified to conform to the discontinued operations presentation for all historical periods presented.

      In June 2003, we sold our Russian pharmaceuticals segment and certain assets of our biomedicals segment. We received gross proceeds of $55,000,000 in cash for the Russian pharmaceuticals segment and received 727,990 shares of our common stock held by the purchaser, which had a fair market value of approximately $12,369,000 for the assets of our biomedicals segment. We recorded a net loss on disposal of discontinued operations of $7,942,000 related to the sale of these businesses in the nine months ended September 30, 2003.

      On September 30, 2003, we sold the remaining assets of our biomedicals segment, Dosimetry, for gross cash proceeds of $58,000,000. We recorded a net gain on disposal of discontinued operations of $23,288,000, net of taxes of $15,526,000 related to the sale of Dosimetry in the quarter ended September 30, 2003.

      We are actively marketing for sale the raw materials businesses and manufacturing capability in Hungary and the Czech Republic and are working toward disposing of these assets.

Inventory Reduction

      We decided in the second quarter of 2002 to reduce wholesaler inventory levels in our North America pharmaceuticals segment. The inventory levels that our wholesalers had accumulated over a period of time exceeded one year. This decision resulted in a significant decrease in revenues in the North America pharmaceuticals segment in 2002, which continued into the first four months of 2003, as compared to 2001.

Ribapharm Acquisition

      As part of our overall repositioning strategy, we re-evaluated the ownership structure of Ribapharm. We determined that the benefits perceived at the time of the initial public offering of Ribapharm had diminished and that the potential advantages to us of repurchasing the publicly held shares of Ribapharm outweighed the advantages of continuing to maintain Ribapharm as a separate publicly-traded entity or completing a spin-off of Ribapharm. In August 2003, we repurchased the approximately 20% minority interest in Ribapharm for an aggregated total purchase price of $207,438,000. We paid $6.25 in cash for each of the 29,900,703 outstanding publicly held shares of Ribapharm.

Global Manufacturing Strategy

      During the third quarter of 2003, we approved a global manufacturing strategy, which we announced in October 2003. Under this manufacturing strategy, we expect to establish a global manufacturing and supply chain network of five manufacturing sites. A review for potential asset impairment was performed in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In determining asset groups, we grouped assets at the lowest level for which independent identifiable cash flows were available. In determining whether an asset was impaired, we compared undiscounted future cash flows and asset residual values to the asset group carrying value on a site by site basis. This impairment analysis indicated that the asset groups were not impaired as of September 30, 2003; therefore, no impairment losses were recognized in the third quarter of 2003. Based on the estimated remaining useful lives of the manufacturing sites to be disposed of, the book value would exceed the residual value on the estimated disposal date for five of the manufacturing sites. As a result, we have revised the depreciation period on these assets and will incur an additional annual depreciation expense of approximately $6,400,000 through the third quarter of 2005.

      We are currently evaluating a disposal plan for each manufacturing site planned to be eliminated from our operations. Our intention is to sell each such site as an operating plant. However, we may not find buyers for all the manufacturing sites. Additionally, we may incur cash expenditures related to severance charges and other costs in disposing of these manufacturing sites. We have not determined what these cash costs, if any, would be at this time.

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates, including those related to product returns, collectibility of receivables, inventories, intangible assets, income taxes and contingencies and litigation. The actual results could differ from those estimates.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	We recognize revenue from product sales when the goods are shipped and title and risk of loss transfer to the customer. Allowances for returns are provided for based upon an analysis of our historical patterns of returns matched against the sales from which they originated. The sales return is recorded as a reduction of product sales. Actual returns could be different from our estimates resulting in future adjustments to revenue.

•	We earn royalty revenue at the time the products subject to the royalty are sold by a third party. Accordingly we accrue for earned royalty net of estimated returns and discounts. Royalty payments received from Schering-Plough and Roche are reduced by Schering-Plough’s and Roche’s cash payments for discounts, rebates and similar deductions.

•	We evaluate the collectibility of our receivables on a regular basis. Our methodology for establishing the allowance for bad debts varies with the regions in which we operate. The allowance for bad debts is based upon specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. If collection experience deteriorates, the estimates of collectibility could be reduced by a material amount.

•	Our inventories are valued at the lower of cost or market. We evaluate the carrying value of our inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price we expect to obtain for our products in their respective markets compared with historical cost and the remaining shelf life of goods on hand. If actual market conditions are less favorable than those projected by us, additional inventory write-downs may be required and would be reflected in cost of goods sold in the period the revision is made.

•	We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We consider future taxable income and other expected future amounts in determining the amount of valuation allowance necessary. In the event we determine that actual taxable income will be less than expected or other future events will not occur, an adjustment to the valuation allowance would be charged to income in the period such determination was made.

•	We periodically evaluate the carrying value of intangibles including the related amortization periods. In evaluating acquired product rights and other intangible assets, we determine whether there has been impairment by comparing the anticipated undiscounted future operating income of the product line with our carrying value. If the undiscounted operating income is less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each intangible asset with its fair value. Fair value is generally based on a discounted cash flows analysis.

•	We evaluated the businesses included in discontinued operations by comparing the carrying value of the long-lived assets to their fair value, as determined using discounted cash flows analysis, appraisals and purchase offers.

•	The amount expensed as acquired IPR&D represents an estimate of the fair value of purchased in-process technology for projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. The data used to determine the respective fair values requires significant judgment. Differences in those judgments would have the impact of changing the allocation of purchase price to goodwill, which is an unamortizable intangible asset. The estimated fair value of these projects was based on the use of a discounted cash flow model (based on an estimate of future sales and average gross margins of 85%). For each project, the estimated after-tax cash flows were probability weighted to take account of the stage of completion and the risks surrounding the successful development and commercialization.

Results of Operations

      Certain financial information for our business segments is set forth below. This discussion should be read in conjunction with our Consolidated Condensed Financial Statements included elsewhere in this offering memorandum.

      We have four reportable pharmaceutical segments comprising our pharmaceutical operations in North America, Latin America, Europe and Asia, Africa and Australia. In addition, we have a research and development division (formerly Ribapharm). The segment reporting has been reclassified to conform to discontinued operations presentation for all periods presented. See Note 3 of our Notes to Consolidated Condensed Financial Statements for a discussion of discontinued operations.

Summary Financial Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

	($ in thousands)
Pharmaceuticals:
North America	$16,757	$29,403	$78,151	$70,837
Latin America	31,985	34,746	94,019	94,802
Europe	44,334	54,512	138,632	169,396
Asia, Africa, Australia	15,208	12,629	40,298	37,921

Total pharmaceuticals	108,284	131,290	351,100	372,956
Royalties	63,367	36,217	186,368	136,755

Total revenues	$171,651	$167,507	$537,468	$509,711

Cost of product sales	$39,769	$42,128	$113,360	$131,295
Gross profit margin on product sales	63%	68%	68%	65%

Quarter Ended September 30, 2003 Compared to 2002

      Pharmaceutical Revenues: In our North America pharmaceuticals segment, revenues for the three months ended September 30, 2003 were $29,403,000 compared to $16,757,000 for the same period of 2002, an increase of $12,646,000 (75%). The increase in 2003 is primarily due to the successful completion of our inventory reduction program. As a result of that program being completed in April 2003, and adjusting for discontinued operations, our introduction of certain new products, as well as the entry of generic competitors for certain other products, sales for North America in the third quarter 2003 have returned to the approximate level experienced in the third quarter 2001 before the implementation of the inventory reduction program that began in June 2002.

      In our Latin America pharmaceuticals segment, revenues for the three months ended September 30, 2003 were $34,746,000, compared to $31,985,000 for the same period of 2002, an increase of $2,761,000 (9%). The increase is primarily due to price and volume increases of $4,142,000, partially offset by a 4% decrease in the value of currencies in the region of $1,381,000. We continue to see an impact from generic substitution in the Latin American market and are taking steps to realign and increase our sales force in this region.

      In our Europe pharmaceuticals segment, revenues for the three months ended September 30, 2003 were $54,512,000 compared to $44,334,000 for the same period of 2002, an increase of $10,178,000 (23%). The increase is primarily due to an increase in the value of currencies in the region relative to the U.S. Dollar, which resulted in an increase in revenues of $4,815,000. Additionally, excluding the effect of currencies, revenues in Poland increased $2,441,000.

      In our Asia, Africa and Australia, or AAA, pharmaceuticals segment, revenues for the three months ended September 30, 2003 were $12,629,000 compared to $15,208,000 for the same period of 2002, a decrease of $2,579,000 (17%). The decrease is primarily due to lower sales volume primarily related to a decrease in Reptilase sales partially offset by an increase in sales of Nyal® products in Australia.

      Royalties: Royalty revenues represent amounts earned under the License and Supply Agreement with Schering-Plough and for fiscal 2003, under a license agreement with Roche. Under the License and Supply Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C.

      On January 6, 2003, we reached an agreement with Roche on a settlement of pending patent disputes over Roche’s combination antiviral product containing Roche’s version of ribavirin, known as Copegus. Under the agreement, Roche may continue to register and commercialize Copegus globally. The financial terms of this settlement agreement include a license by us of ribavirin to Roche. The license authorizes Roche to make or have made and to sell Copegus under our patents. Roche pays royalty fees to us on all sales of Copegus for use in combination with interferon alfa or pegylated interferon alfa.

      Royalties earned for the three months ended September 30, 2003 from Schering-Plough and Roche were $36,217,000 compared to $63,367,000 for the same period of 2002, a decrease of $27,150,000 (43%). We believe that the decrease in royalties during the three months ended September 30, 2003, include the effects of increasing competition between Schering-Plough and Roche, Schering-Plough’s provision for estimated rebates on its U.S. sales of ribavirin and changes in trade inventory levels as reported to us by Schering-Plough. We have no information with regard to the basis for the rebate and return provision other than public statements by Schering-Plough suggesting generic competition in the last half of 2003 would have an impact on demand.

      Gross Profit: Gross profit margin on product sales increased to 68% for the three months ended September 30, 2003 compared to 63% for 2002. The increase in gross profit is primarily due to a change in the geographic mix in sales primarily related to higher sales in the United States, which increased our overall margin, partially offset by costs related to our manufacturing rationalization project.

      Selling Expenses: Selling expenses were $40,478,000 for the three months ended September 30, 2003, compared to $40,140,000 for the same period in 2002, an increase of $338,000 (1%). As a percentage of sales, selling expenses decreased to 31% in the third quarter of 2003 from 37% in the same period in 2002, which reflects our intention of lowering overall costs.

      General and Administrative Expenses: General and administrative expenses were $25,512,000 for the three months ended September 30, 2003, compared to $54,483,000 for the same period in 2002, a decrease of $28,971,000. Included with our general and administrative expenses for the quarter ended September 30, 2002 we reported non-recurring and other unusual charges of $23,920,000, which include severance costs of $18,708,000 and environmental remediation and related expenses of $5,212,000.

      The remaining decrease of $5,051,000 primarily reflects a reduction in corporate general and administrative expenses of $4,514,000 and lower general and administrative expenses in the pharmaceuticals segment related to the closing of our European headquarters in Basel, Switzerland in October 2002 of $2,023,000 and expenses related to flood damage in the Czech Republic of $1,577,000 in the third quarter of 2002. The decrease was partially offset by an increase in Ribapharm’s general and administrative expenses related to legal and professional fees of $4,544,000 incurred by Ribapharm in connection with the Ribapharm acquisition.

      Research and Development: Research and development expenses for the 2003 third quarter were $10,752,000 compared to $13,479,000 for the same period in 2002. The decrease is primarily attributable to the timing of costs associated with the clinical trials of Viramidine and Hepavir B. We expect that our research and development expenses will increase in the fourth quarter of 2003 and in 2004 as we initiate Phase 3 studies of Viramidine and continue with the clinical trials of Hepavir B.

      Acquired In-Process Research and Development: In the quarter ended September 30, 2003, we incurred an expense of $117,609,000 associated with IPR&D related to the Ribapharm acquisition. The amount expensed as IPR&D represents our estimate of the fair value of purchased in-process technology for projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. The data used to determine the respective fair values requires significant judgment and differences in those judgments would have the impact of changing the allocation of purchase price to other intangible assets, including goodwill. The estimated fair value of these projects was based on our use of a discounted cash flow model (based on an estimate of future sales and an average gross margin of 85%). For each project, the estimated after-tax cash flows (using a rate of 25%) were probability weighted to take account of the stage of completion and the risks surrounding the successful development and commercialization. These cash flows were then discounted to a present value using a discount rate of 15%. In addition, solely for the purposes of estimating the fair value of these IPR&D projects as of August 25, 2003, we made the following assumptions:

•	Future research and development costs of approximately $150,000,000 would be incurred to complete the IPR&D projects.

•	The IPR&D projects, which are in various stages of development from Phase 1 to Phase 2 clinical trials, are expected to reach completion by the end of 2006.

      The major risks and uncertainties associated with the timely and successful completion of these projects consist of our ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions we used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results. For example, in October 2003, Roche notified us that they are abandoning development of Levovirin, a clinical candidate for the treatment of hepatitis C.

      Other Income, Net, Including Translation and Exchange: Other income, net, including translation and exchange, was a gain of $2,208,000 for the three months ended September 30, 2003 compared to a gain of $4,253,000 for the same period in 2002, a change of $2,045,000. In the third quarter of 2003, we recorded translation and exchange gains primarily related to our dollar-denominated net assets in Europe of $1,604,000 and in Canada of $1,090,000, partially offset by translation losses in Mexico of $396,000. We are currently taking steps to mitigate the impact of foreign currency translation on our income statement.

      Gain (Loss) on Early Extinguishment of Debt: In the three months ended September 30, 2002, we recorded a gain on early extinguishment of $17,538,000 related to the repurchase of $59,410,000 principal amount of our 6 1/2% Convertible Subordinated Notes due 2008. In the nine months ended September 30, 2002, we recorded a loss on early extinguishment of debt of $25,730,000. The loss was primarily related to a loss on extinguishment of debt of $43,268,000 related to the repurchase of our outstanding 8 3/4% Senior Notes due 2008, partially offset by a gain on early extinguishment of debt of $17,538,000 related to the repurchase of our 6 1/2% Convertible Subordinated Notes due 2008.

      Interest Expense and Income: Interest expense during the three months ended September 30, 2003 decreased $1,318,000 compared to the same period in 2002. The decrease was the result of the repurchase of $59,410,000 principal amount of our 6 1/2% Convertible Subordinated Notes due 2008 in July and August 2002. Interest income decreased from $1,458,000 in the third quarter of 2002 to $953,000 in the same period of 2003 due to lower yields on investments partially offset by an increase in interest-bearing cash.

      Income Taxes: Our effective income tax rate for the three months ended September 30, 2003 was a negative 15% compared to 26% for the same period of 2002. Our negative effective tax rate for 2003 was primarily due to the pre-tax loss resulting from the write-off of acquired IPR&D expenses in connection with the Ribapharm acquisition which is not deductible for tax purposes. Excluding the effect of the acquired IPR&D write-off, the 2003 effective tax rate would have been 38%. The effective tax rate for 2002 reflects a tax benefit of $3,861,000 recognized in the third quarter of 2002 related to costs previously incurred in connection with a joint venture in China. Excluding the effect of this benefit, we had an effective tax rate of 39% for the three months ended September 30, 2002.

      Income (loss) from Discontinued Operations, Net of Taxes: Income (loss) from discontinued operations relating to our Russian pharmaceuticals segment, biomedicals segment, photonics business and raw materials businesses and manufacturing capabilities in Central Europe was recorded as income of $16,110,000 for the three months ended September 30, 2003 compared to a loss of $90,633,000 for the same period in 2002. In September 2003, we sold the remaining assets of our biomedicals segment, Dosimetry, for cash proceeds of $58,000,000 and recorded a net gain on disposal of $23,288,000, net of taxes of $15,526,000. The income in 2003 includes income from discontinued operations of $3,036,000. The loss for 2002 includes a net loss on disposal of discontinued operations of $75,291,000 due to impairments on our Russian pharmaceuticals business, photonics business and Circe and a loss from discontinued operations of $15,342,000.

Nine Months Ended September 30, 2003 Compared to 2002

      Pharmaceutical Revenues: In our North America pharmaceuticals segment, revenues for the nine months ended September 30, 2003 were $70,837,000 compared to $78,151,000 for the same period of 2002, a decrease of $7,314,000 (9%). The decrease in 2003 sales is primarily due to reduced sales to wholesalers during the first four months of 2003 related to an inventory reduction program at our wholesalers, which we began in June 2002 and completed in April 2003.

      In our Latin America pharmaceuticals segment, revenues for the nine months ended September 30, 2003 were $94,802,000 compared to $94,019,000 for the same period of 2002, an increase of $783,000 (1%). Revenues in Latin America were affected by a 10% decrease in the value of currencies in the region of $9,403,000, offset by price and volume increases.

      In our Europe pharmaceuticals segment, revenues for the nine months ended September 30, 2003 were $169,396,000 compared to $138,632,000 for the same period of 2002, an increase of $30,764,000 (22%). The increase is primarily due to an increase in the value of currencies in the region relative to the U.S. Dollar, which resulted in an increase in revenues of $20,870,000. Additionally, excluding the effect of currencies, revenues in Poland increased $6,516,000 and revenues in Spain increased $1,632,000 primarily due to price increases and new product launches. Revenues in 2003 were affected by challenges with German health care reform, reference-pricing litigation in Spain and price controls in Italy.

      In our AAA pharmaceuticals segment, revenues for the nine months ended September 30, 2003 were $37,921,000 compared to $40,298,000 for the same period of 2002, a decrease of $2,377,000 (6%). The decrease is due to lower sales volume in several products including Reptilase, partially offset by an increase in sales of Nyal products in Australia.

      Royalties: Royalties earned for the nine months ended September 30, 2003 were $136,755,000 compared to $186,368,000 for the same period of 2002, a decrease of $49,613,000 (27%). We believe that the decrease in royalties during the nine months ended September 30, 2003 includes the effects of increasing competition between Schering-Plough and Roche, Schering-Plough’s provision for estimated rebates on its U.S. sales of ribavirin and changes in trade inventory levels as reported to us by Schering-Plough. We have no information with regard to the basis for the rebate and return provision other than public statements made by Schering-Plough suggesting generic competition in the last half of 2003 would have an impact on demand.

      Gross Profit: Gross profit margin on product sales decreased to 65% for the nine months ended September 30, 2003 compared to 68% in 2002. The decrease in gross profit is primarily due a change in the geographic mix in sales, primarily in the United States and Europe, which lowered our overall gross profit margin, higher inefficiencies in our manufacturing operations in certain countries and costs related to a manufacturing rationalization project.

      Selling Expenses: Selling expenses were $121,146,000 for the nine months ended September 30, 2003, compared to $119,120,000 for the same period in 2002, an increase of $2,026,000 (2%). The increase reflects our increased promotional efforts, mainly in Europe of $5,559,000, partially offset by a decrease in our selling expenses in our North America pharmaceuticals segment of $2,861,000.

      General and Administrative Expenses: General and administrative expenses were $80,797,000 for the nine months ended September 30, 2003, compared to $293,112,000 for the same period in 2002, a decrease of $212,315,000. Included in selling, general and administrative expenses for the nine months ended September 30, 2002, are non-recurring and other unusual charges of $204,958,000, which primarily include: stock compensation costs related to change of control under our Option Plan ($61,400,000); executive and director bonuses paid in connection with Ribapharm’s public offering ($47,839,000); professional fees related to Ribapharm ($13,000,000); incentive compensation costs related to the accelerated vesting of restricted stock upon the change of control under our Long-Term Incentive Plan ($12,022,000); costs incurred in the 2002 proxy contest ($7,382,000); the write-down of the corporate airplane ($9,100,000); the write-off of ICN International AG capitalized offering costs ($18,295,000); and severance costs ($30,708,000).

      The remaining decrease of $7,357,000 reflects a reduction in corporate general and administrative expenses of $14,635,000, which is mainly attributable to expenses incurred in the nine months ended 2002 related to severance costs of $4,343,000, a compensation charge of $2,968,000 for the exercise of stock options, the write-off of deferred acquisition costs of $2,674,000 and lower general and administrative expenses in the pharmaceutical segment of $2,606,000 due primarily to the closing of our European headquarters in Basel, Switzerland. These expenses were partially offset by an increase in Ribapharm’s general and administrative expenses of $11,175,000 related to severance costs incurred early this year and legal and professional fees incurred in connection with the Ribapharm acquisition.

      Research and Development: Research and development expenses for the nine months ended September 30, 2003 were $29,701,000, compared to $35,526,000 for the same period in 2002. The $5,825,000 decrease is primarily attributable to the timing of costs associated with the clinical trials of Viramidine and Hepavir B.

      Gain on Sale of Subsidiary Stock: In April 2002, we sold, through an underwritten public offering, 29,900,000 shares of common stock representing 19.93% of the total outstanding common stock of Ribapharm. In connection with the Ribapharm offering, we received net cash proceeds of $276,611,000 and recorded a gain on the sale of Ribapharm’s stock of $261,937,000, net of offering costs in the nine months ended September 30, 2002.

      Other Income, Net, Including Translation and Exchange: Other income, net, including translation and exchange, resulted in a gain of $496,000 for the nine months ended September 30, 2003, compared to a gain of $8,192,000 for the same period in 2002. In 2003, translation gains principally consisted of translation and exchange gains in Europe and AAA of $4,521,000 partially offset by transaction and exchange losses related to our dollar denominated net assets in Canada of $3,949,000.

      Interest Expense and Income: Interest expense during the nine months ended September 30, 2003 decreased $10,489,000 compared to the same period in 2002 due to repurchases of debt in 2002. Interest income decreased $1,368,000 due to lower yields on investments partially offset by an increase in interest-bearing cash.

      Income Taxes: Our effective income tax rate for the nine months ended September 30, 2003 was a negative 203% compared to 35% for the same period of 2002. Our negative effective tax rate for 2003 was primarily due to the pre-tax loss resulting from the write-off of acquired IPR&D expenses in connection with the Ribapharm acquisition which is not deductible for tax purposes. Excluding the effect of the acquired IPR&D write-off, the 2003 effective tax rate would have been 38%. The effective tax rate for 2002 reflects a tax benefit of $3,861,000 related to costs previously incurred in connection with a joint venture in China.

Excluding the effect of this benefit, we had an effective tax rate of 38% for the nine months ended September 30, 2002.

      Minority Interest: Minority interest was $11,667,000 and $10,670,000 for the nine months ended September 30, 2003 and 2002, respectively. Minority interest primarily relates to the minority shareholders’ portion of the net income of Ribapharm. In August 2003, Ribapharm became our wholly-owned subsidiary and we no longer record minority interest related to Ribapharm.

      Income (loss) from Discontinued Operations, Net of Taxes: Income (loss) from discontinued operations relating to our Russian pharmaceuticals segment, biomedicals segment, raw materials businesses and manufacturing capabilities in Central Europe and photonics business (in 2002) and was income of $13,992,000 for the nine months ended September 30, 2003 compared to a loss of $109,742,000 for the same period in 2002. In the nine months ended September 30, 2003, we recorded income from discontinued operations of $7,514,000 primarily related to our Russian pharmaceuticals segment and the biomedicals segment. These segments were sold in 2003 for a net gain on disposal of discontinued operations of $6,478,000. The loss for 2002 includes a net loss on disposal of discontinued operations of $83,388,000 due to impairments on our Russian pharmaceuticals business, photonics business and Circe and a net loss from discontinued operations of $26,354,000.

Summary Financial Information

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
Pharmaceuticals:
North America	$112,712	$134,580	$90,011
Latin America	127,485	128,218	135,527
Europe	156,227	171,210	189,925
Asia, Africa, Australia	45,133	49,826	51,346

Total Pharmaceuticals	441,557	483,834	466,809
Royalties	155,100	136,989	270,265

Total revenues	$596,657	$620,823	$737,074

Cost of product sales	$143,303	$149,554	$157,013
Gross profit margin on product sales	68%	69%	66%

Year Ended December 31, 2002 Compared to 2001

      Pharmaceutical Revenues: In our North America pharmaceuticals segment, revenues for the year ended December 31, 2002 were $90,011,000, compared to $134,580,000 for the same period of 2001, a decrease of $44,569,000 (33%). The decrease in 2002 sales was primarily due to reduced sales to wholesalers beginning in the second quarter of 2002 under our inventory reduction program with wholesalers, and our decision to reduce shipments of our Mestinon® product in anticipation of the possibility of generic competition.

      In our Latin America pharmaceuticals segment, revenues for the year ended December 31, 2002 were $135,527,000, compared to $128,218,000 for the same period of 2001, an increase of $7,309,000 (6%). The increase was primarily due to an increase in sales in Mexico of $13,836,000, which included an increase in sales of Bedoyecta® and Virazole® of $6,120,000. The increase in sales was partially offset by an aggregate 13% devaluation in currencies in the region.

      In our Europe pharmaceuticals segment, revenues for the year ended December 31, 2002 were $189,925,000 compared to $171,210,000 for the same period of 2001, an increase of $18,715,000 (11%). The increase was primarily due to an increase in sales in Italy and Germany of $9,912,000, primarily due to new product acquisitions, and an increase in sales in Poland of $6,531,000.

      In the Asia, Africa and Australia, or AAA pharmaceuticals segment, revenues for the year ended December 31, 2002 were $51,346,000 compared to $49,826,000 for the same period of 2001, an increase of $1,520,000 (3%). The increase was primarily due to an increase in Solcoseryl and Coraceten® product sales.

      Royalties: Royalty revenues represent amounts earned under a license and supply agreement with Schering-Plough. Under the license agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C which Schering-Plough markets in combination with its alfa interferon combination therapy.

      Royalties for the year ended December 31, 2002 were $270,265,000 compared to $136,989,000 for the same period of 2001, an increase of $133,276,000 (97%). Revenues for 2002 are net of approximately $9,829,000 for estimated rebates and price concessions related to current period sales of ribavirin that are projected to be paid in subsequent periods. The increase is due to the launch in the United States of pegylated interferon alfa-2b and ribavirin combination therapy by Schering-Plough in October 2001 and the launch in Japan of ribavirin and interferon alfa-2b combination therapy by Schering-Plough in December 2001.

      Gross Profit: Gross profit margin on product sales from continuing operations decreased from 69% for the year ended December 31, 2001, to 66% for the same period of 2002. The decrease in gross profit was primarily due to reduced sales of higher margin products in the North America pharmaceuticals segment, which lowered our overall gross profit margin.

      Selling, General and Administrative Expenses: Selling, general and administrative expenses were $530,953,000 for the year ended December 31, 2002, compared to $219,003,000 for the same period in 2001, an increase of $311,950,000. Included in selling, general and administrative expenses for the year ended December 31, 2002, were non-recurring and other unusual charges of $241,543,000, which primarily included stock compensation costs related to the change of control under our Amended and Restated 1998 Stock Option Plan ($61,400,000); severance costs related to cash severance payments to former executives, and employee severance benefits ($54,216,000); incentive compensation costs related to the acceleration of vesting of restricted stock upon the change of control ($12,022,000); executive and director bonuses paid in connection with the Ribapharm offering ($47,839,000); professional fees related to the Ribapharm offering ($13,000,000); the write-off of ICN International AG capitalized offering costs ($18,295,000); the write-down of certain assets ($15,045,000); costs incurred in the proxy contest ($9,850,000); environmental related expenses ($8,298,000); and Czech flood damages ($1,578,000). During the year ended December 31, 2001, we recorded non-recurring and other unusual charges of $4,034,000, related to the 2001 proxy contest.

      The remaining increase excluding non-recurring items of $74,441,000 reflects increased selling and advertising expenses of $26,165,000 incurred throughout all regions to promote our products. General and administrative expenses increased by $48,276,000 primarily due to increased legal and professional fees of $19,784,000, a compensation charge of $2,968,000 for the exercise of stock options, severance costs of $3,664,000, the write-off of deferred acquisition costs of $2,356,000, higher general and administrative expenses at Ribapharm of $7,907,000, write-down of assets of $2,696,000 and expenses of $3,391,000 related to our headquarters in Basel, Switzerland.

      Research and Development: Research and development expenses for the year ended December 31, 2002 were $49,531,000, compared to $28,706,000 for the same period in 2001, an increase of $20,825,000. The increase reflected our expanded and intensified research and development efforts, primarily in the areas of antiviral and anticancer drugs. We increased spending on the antiviral drug Viramidine, which was in Phase 1 clinical trials, and on the antiviral drug Hepavir B, which was in Phase 1 clinical trials in Europe. We commenced Phase 2 clinical trials on Viramidine during December 2002. Additionally, we increased research and development expenses on other initiatives, including work on anti-hepatitis C, anti-hepatitis B and anticancer compounds.

      Other (Income) Loss, Net Including Translation and Exchange: Other (income) loss, net including translation and exchange was ($8,707,000) for the year ended December 31, 2002 compared to ($3,084,000)

for the same period in 2001. In the year ended December 31, 2002, we recorded translation gains related to our dollar denominated net assets in Latin America of $6,004,000 and $1,521,000 related to the AAA operations. In the same period of 2001, we recorded other income in connection with the licensing of Levovirin™ to Roche offset by translation and exchange losses of $1,916,000 primarily related to the AAA operations.

      Gain on Sale of Subsidiary Stock: In April 2002, we sold, through an initial public offering, 29,900,000 shares of common stock representing 19.93% of the total outstanding common stock of Ribapharm. In connection with the Ribapharm offering, we received net cash proceeds of $276,611,000 and recorded a gain on the sale of Ribapharm’s stock of $261,937,000, net of offering costs.

      Loss on Early Extinguishment of Debt: Loss on early extinguishment of debt for the year ended December 31, 2002 was $25,730,000 compared to $32,916,000 for the same period of 2001. In 2002, we recorded a loss on extinguishment for debt of $43,268,000 in connection with a tender offer and consent solicitation for all of the outstanding 8 3/4% Senior Notes due 2008, which was partially offset by a gain on early extinguishment of debt of $17,538,000 on the repurchase of $59,410,000 principal amount of 6 1/2% Convertible Subordinated Notes due 2008. In 2001, we recorded a loss on extinguishment of debt of $32,916,000 related to the redemption and repurchase of our 8 3/4% Senior Notes due 2008 and our 9 1/4% Senior Notes due 2005.

      Interest Income and Expense: Interest expense during the year ended December 31, 2002 decreased $12,809,000 compared to the same period in 2001. The decrease was the result of the repurchase of $194,611,000 of 8 3/4% Senior Notes due 2008 in April 2002 and repurchases and redemption of our 9 1/4% Senior Notes due 2005 and 8 3/4% Senior Notes due 2008 which occurred throughout 2001, partially offset by the interest expense incurred on the 6 1/2% Convertible Subordinated Notes due 2008 issued in July 2001. Interest income decreased from $9,473,000 in 2001 to $5,644,000 in 2002, as a result of the decrease in cash balance and the decline in interest rates during 2002 as compared to the same period of 2001.

      Income Taxes: Our effective income tax rate for the year ended December 31, 2002 was 42% compared to 35% for 2001. The increase in our effective tax rate was primarily from non-deductible expenses we incurred in 2002, a shift in the mix of earnings to higher tax rate jurisdictions and losses incurred by foreign subsidiaries for which we currently receive no tax benefit. In connection with the public offering of Ribapharm, we utilized our capital loss carryforwards of $72,736,000 and a portion of our net operating loss carryforwards to partially offset the tax gain.

      Loss from Discontinued Operations, Net of Taxes: Loss from discontinued operations relates to our Russian pharmaceuticals segment, biomedicals segment, photonics business, raw materials businesses and manufacturing capabilities in Hungary and the Czech Republic and Circe unit and was $197,288,000 for the year ended December 31, 2002 compared to $12,417,000 for the same period in 2001. The loss for 2002 included a loss on disposal of $160,010,000, net of taxes of $48,193,000, which reflected impairment charges for the write-down of assets to their fair market values less costs of disposal. Excluding impairment charges, the loss from discontinued operations for the year ended December 31, 2002 was $37,278,000. The increase in loss on discontinued operations for 2002 was primarily due to increased losses in the photonics business and raw materials businesses and manufacturing capabilities in Hungary and the Czech Republic.

      Cumulative Effect of Change in Accounting Principle: During 2002, we completed the transitional impairment test required by SFAS 142. As a result, we recorded an impairment loss of $25,332,000 which was offset by a benefit of $3,541,000 for the write-off of negative goodwill. The net amount of $21,791,000 has been recorded as a cumulative effect of change in accounting principle.

Year Ended December 31, 2001 Compared to 2000

      Pharmaceutical Revenues: In our North America pharmaceuticals segment, revenues for the year ended December 31, 2001 were $134,580,000, compared to $112,712,000 for 2000, an increase of $21,868,000 (19%). North American revenues benefited from an increase of $18,900,000 (37%) from sales of dermatalogical products, including Efudix/ Efudex®, Kinerase®, bleaches and Oxsoralen. The increase in sales of dermatological products included the introduction of Glyquin® in the fourth quarter of 2000, which contributed $7,270,000 to the increase.

      In our Latin America pharmaceuticals segment, revenues for the year ended December 31, 2001 were $128,218,000, compared to $127,485,000 for 2000. The increase of $733,000 included sales of $2,806,000 attributable to the acquisition of New Pharma S.A. in August 2001. This increase was partially offset by a decrease in sales volume.

      In our Europe pharmaceuticals segment, revenues for the year ended December 31, 2001 were $171,210,000 compared to $156,227,000 for 2000, an increase of $14,983,000 (or 10%). The increase was primarily due to new product acquisitions of $4,902,000, revenues of $7,487,000 attributable to the 2000 acquisition of Solco Basel AG and an increase in sales in Poland of $8,367,000. The increase in Poland was primarily due to stronger sales of the cardiology drugs Aclotin® and Bisocard® of $2,751,000 and price increases of other products. The increase in revenues in 2001 was partially off-set by a decrease in sales in Hungary of $4,459,000.

      In our AAA pharmaceuticals segment, revenues for the year ended December 31, 2001 were $49,826,000 compared to $45,133,000 for 2000, an increase of $4,693,000 (or 10%). The increase included revenues of $5,872,000 attributable to the 2000 acquisition of Solco Basel AG, partially offset by lower sales of Ancobon® and Fluorouracil® due to interruptions in supplies of products caused by transitioning these products from third party manufacturers to in-house manufacturing.

      Royalties: Royalty revenues for the year ended December 31, 2001 were $136,989,000 compared to $155,100,000 for 2000, a decrease of 12%. We believe the decrease was primarily reflective of a slowdown in sales of Rebetron™ by Schering-Plough as physicians awaited marketing authorization pending FDA review and clearance for the use of pegylated interferon with ribavirin, which occurred in August 2001. The launch of this combination therapy occurred in October 2001. Royalties for the fourth quarter of 2001 increased by $23,989,000 as compared to the similar period in 2000.

      Gross Profit: Gross profit margin on product sales increased to 69% for the year ended December 31, 2001 compared to 68% for 2000. The gross profit margin for all regions was relatively consistent for 2001 and 2000.

      Selling, General and Administrative Expenses: Selling, general and administrative expenses were $219,003,000 for the year ended December 31, 2001, compared to $224,651,000 for 2000, a decrease of $5,648,000 (3%). The decrease reflects a reduction in legal and professional fees, which were higher in 2000 due to the Department of Justice investigation and Securities and Exchange Commission litigation, partially off-set by an increase in selling general and administrative expenses of $5,659,000 related to the acquisitions completed in 2001 and in the third quarter of 2000.

      Research and Development: Research and development expenses for the year ended December 31, 2001 were $28,706,000, compared to $16,383,000 in 2000. The increase of $12,323,000 reflected the continued expansion of research and development efforts, primarily in the areas of antiviral and anticancer drugs. Total research and development spending for 2001 and 2000 were $50,909,000 and $36,686,000, respectively, which included capital for new equipment and facilities, as well as accelerated research programs to focus on the pipeline and new product development.

      Other (Income) Loss, Net, Including Translation and Exchange: Other (income) loss, net, including translation and exchange was ($3,084,000) for the year ended December 31, 2001 compared to $2,077,000 for 2000. In 2001, we recorded other income in connection with the licensing of Levovirin to Roche offset by translation and exchange losses of $1,916,000. In 2000, translation losses principally consisted of transaction losses of $1,649,000.

      Interest Income and Expense: Interest expense during the year ended December 31, 2001 decreased $4,583,000 compared to 2000, primarily due to the repurchase and redemption of the 8 3/4% Senior Notes due 2008 and 9 1/4% Senior Notes due 2005 during the fourth quarter of 2000 and in the second and third quarters of 2001. Interest income decreased from $12,483,000 in 2000 to $9,473,000 in 2001 as a result of the decrease in cash balance and decline in interest rates during 2001 as compared to 2000.

      Income Taxes: Our effective income tax rate for the year ended December 31, 2001 was 35% compared to 25% for 2000. The increase in our effective tax rate was primarily due to the recognition, during the second quarter of 2000, of deferred tax assets through the reduction of the related valuation allowance for capital loss carryforwards amounting to $12,250,000. Excluding this reduction in valuation allowance the effective rate in 2000 would have been 34%.

      Loss from Discontinued Operations, Net of Taxes: Loss from discontinued operations relates to our Russian pharmaceuticals segment, biomedicals segment, photonics business, raw materials businesses and manufacturing capabilities in Hungary and the Czech Republic and Circe unit and was $12,417,000 for the year ended December 31, 2001 compared to $12,604,000 for the same period in 2000.

Liquidity and Capital Resources

Cash Flow for the Nine Months ended September 30, 2003

      Cash and cash equivalents totaled $301,028,000 at September 30, 2003 compared to $245,184,000 at December 31, 2002. Working capital was $379,836,000 at September 30, 2003 compared to $397,070,000 at December 31, 2002. The change in working capital of $17,234,000 is primarily attributable to the use of cash in the acquisition of Ribapharm of $186,879,000, partially offset by cash generated from operations, cash proceeds of $113,000,000 received in connection with the sale of the Russian pharmaceuticals business and the Dosimetry business and the decrease in the royalty receivable from Schering-Plough.

      Cash provided by operating activities is expected to continue to be our primary recurring source of funds in 2003. During the nine months ended September 30, 2003, cash provided by operating activities totaled $171,132,000, compared to cash used in operating activities of $8,384,000 in 2002. During the nine months ended 2003, we recorded a non-cash write-off of in-process research and development of $117,609,000. During the nine months ended September 30, 2002, cash flow from operating activities was negatively impacted by certain non-recurring and other unusual cash payments. Those cash payments included cash paid for the compensation costs related to the change of control under our Option Plan ($61,400,000), costs incurred in the 2002 proxy contest ($7,382,000), professional fees related to Ribapharm ($13,000,000) and executive and director bonuses paid in connection with the Ribapharm offering ($47,839,000).

      Cash (used in) provided by investing activities was $(97,570,000) for the nine months ended September 30, 2003 compared to $242,230,000 for the same period of 2002. In 2003, net cash used in investing activities consisted of payments for the acquisition of license rights, product lines and businesses of $192,923,000 related to the Ribapharm acquisition and capital expenditures of $9,241,000 partially offset by investing activities in discontinued operations of $104,276,000 primarily related to net proceeds from the sale of the Russian pharmaceuticals segment and the Dosimetry business. In 2002, net cash provided by investing activities consisted of proceeds from the sale of subsidiary stock of $276,611,000 partially offset by the acquisition of license rights, product lines and businesses of $26,765,000 and payments for capital expenditures of $13,593,000.

      Cash used in financing activities totaled $26,277,000 for the nine months ended September 30, 2003, including cash dividends paid on common stock of $19,501,000 and payments on notes payable of $6,797,000. In 2002, cash used in financing activities totaled $310,849,000 for the nine months ended September 30, 2002, including payments on long-term debt of $273,630,000 principally consisting of the repurchase of $194,611,000 principal of our outstanding 8 3/4% Senior Notes due 2008 and the repurchase of $59,410,000 principal of our 6 1/2% Convertible Subordinated Notes due 2008, the repurchase of an aggregate 1,146,000 shares of our common stock for $31,955,000 and cash dividends paid on common stock of $19,035,000 partially offset by proceeds from the exercise of employee stock options of $12,892,000.

Cash Flow for the Year ended December 31, 2002

      Cash and cash equivalents totaled $245,184,000 at December 31, 2002 compared to $317,011,000 at December 31, 2001. Working capital was $397,070,000 at December 31, 2002 compared to $509,601,000 at December 31, 2001. The decrease in working capital of $112,531,000 is primarily due to a $71,827,000 decrease in cash and cash equivalents and an increase in accrued liabilities of $61,606,000 resulting from severance, legal and environmental reserves established in 2002, which were offset by an increase in taxes receivable of $15,669,000, and prepaid expenses of $6,885,000.

      During the year ended December 31, 2002, cash provided by operating activities totaled $22,530,000, compared to cash provided by operating activities of $138,112,000 in 2001. During the year ended December 31, 2002, cash flow from operating activities was negatively impacted by non-recurring and other unusual cash payments. Those cash payments included cash paid for the compensation costs related to the change of control under our Stock Option Plan of approximately $61,400,000, costs incurred in our proxy contest of $9,850,000, professional fees related to the public offering of Ribapharm of $13,000,000 and executive and director bonuses paid in connection with the public offering of Ribapharm of $47,839,000.

      Cash provided by investing activities was $222,053,000 for the year ended December 31, 2002 compared to cash used in investing activities in the amount of $119,065,000 for the same period of 2001. In 2002, net cash provided by investing activities principally consisted of proceeds from the public offering of Ribapharm of $276,611,000, offset by payments for capital expenditures of $19,420,000 and acquisitions of license rights, product lines and businesses primarily in Europe and Latin America of $37,164,000. In 2001, net cash used in investing activities principally consisted of acquisitions of license rights, product lines and businesses totaling $49,981,000 and payments for capital expenditures of $47,689,000, principally representing an increase in the investment in research and development facilities in North America and distribution facilities in Europe.

      Cash used in financing activities totaled $318,074,000 for the year ended December 31, 2002, including payments on long-term debt of $271,154,000 principally consisting of the repurchase of $194,611,000 principal of our outstanding 8 3/4% Senior Notes due 2008, the repurchase of $59,410,000 principal of our 6 1/2% Convertible Subordinated Notes due 2008, the repurchase of an aggregate 1,146,000 shares of our common stock for $31,955,000 and cash dividends paid on common stock of $25,520,000. During 2001, cash provided by financing activities totaled $150,722,000. Proceeds from issuance of long-term debt totaled $507,430,000 including net proceeds from an offering of $525,000,000 of 6 1/2% Convertible Subordinated Notes due 2008, which we completed in July 2001. We used cash for payments on long-term debt of $344,712,000 principally consisting of the repurchase of $190,645,000 principal of our outstanding 9 1/4% Senior Notes due 2005 and $117,559,000 principal of our outstanding 8 3/4% Senior Notes due 2008. Cash dividends paid on common stock totaled $24,002,000.

      On November 19, 2003, we completed an offering of $240,000,000 aggregate principal amount of 3.0% Convertible Subordinated Notes due 2010 and $240,000,000 aggregate principal amount of our 4.0% Convertible Subordinated Notes due 2013. The notes are convertible into our common stock at a conversion rate of 31.6336 shares per $1,000 principal amount of notes or approximately $31.61 per share, subject to anti-dilution adjustments. Upon conversion we will have the right to satisfy our conversion obligations by delivering, at our option, either shares of our common stock, cash or a combination thereof.

      We used $42.9 million of the net proceeds of the offering of the 3.0% Convertible Notes due 2010 and the 4.0% Convertible Subordinated Notes due 2013 to enter into convertible note hedge and written call option transactions with respect to its common stock. The written call options have a strike price per share of $39.515. The convertible note hedge is expected to reduce the potential dilution from conversion of the notes; the written call option is expected to offset, to some extent, the cost of the convertible note hedge. On November 24, 2003, we used proceeds from the offering to retire approximately $139.6 million aggregate principal amount of our 6 1/2% Convertible Subordinated Notes due 2008. See “Use of Proceeds.”

      We believe that our existing cash and cash equivalents and funds generated from operations will be sufficient to meet our operating requirements at least through September 30, 2004 and to fund anticipated acquisitions and capital expenditures and our research and development program. While we have no current intent to issue additional debt or equity securities, we may also seek additional debt financing or issue additional equity securities to finance future acquisitions. We fund our cash requirements primarily from cash provided by our operating activities. Our sources of liquidity are our cash and cash equivalent balances and our cash flow from operations.

      Competition from generic pharmaceutical companies could have a material negative impact on our future royalty revenue. With respect to Schering-Plough, royalties will be affected by the likelihood of reduced sales by Schering-Plough as well as a reduction in the royalty rate per the license agreement. With respect to Roche, under the license agreement, introduction of generics in any market will eliminate the obligation of Roche to pay royalties for sales in that market. See Note 9 of our Notes to Consolidated Condensed Financial Statements regarding “Commitments and Contingencies — Generic Litigation.”

      While we have historically paid quarterly cash dividends, there can be no assurance that we will continue to do so in the future.

      We evaluate the carrying value of our inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price we expect to obtain for our products in their respective markets compared with historical cost, and the remaining shelf life of goods on hand. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. We also evaluate the collectibility of our receivables on a regular basis. Our methodology for establishing the allowance for bad debts varies with the regions in which we operate. The allowance for bad debts is based upon specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. As of September 30, 2003, we believe that adequate provision has been made for inventory obsolescence and for anticipated losses on uncollectible accounts receivable.

      We currently have no insurance with respect to product liability claims arising in the United States. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against us, a substantial claim, if successful, could have a negative impact on our liquidity and financial performance.

Contractual Obligations

      The following table sets forth our contractual obligations as of December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

		Payments due by Period

		Less than	1-3	After
	Total	1 Year	Years	3 Years

	(in thousands)
Contractual obligations:
6 1/2% Convertible Subordinated Notes due 2008(1)	$465,590	$—	$—	$465,590
Other long-term debt	15,397	709	4,206	10,482
Notes payable	4,484	3,214	1,270	—
Lease obligations	7,361	1,662	3,505	2,194

Total cash obligations(2)	$492,832	$5,585	$8,981	$478,266

(1)	On November 24, 2003, we repurchased $139.6 million aggregate principal amount of the 6 1/2% Convertible Subordinated Notes due 2008.

(2)	On November 19, 2013, we issued $240 million aggregate principal amount of 3.0% Convertible Subordinated Notes due 2010 and $240 million aggregate principal amount of 4.0% Convertible Subordinated Notes due 2013. See “Description of Other Indebtedness.”

Foreign Operations

      Approximately 54% and 63% of our revenues from continuing operations for the nine months ended September 30, 2002 and 2003, respectively, were generated from operations outside the United States. All our foreign operations are subject to risks inherent in conducting business abroad, including possible nationalization or expropriation, price and currency exchange controls, fluctuations in the relative values of currencies, political instability and restrictive governmental actions. Changes in the relative values of currencies occur from time to time and may, in some instances, materially affect our results of operations. The effect of these risks remains difficult to predict.

Inflation and Changing Prices

      We experience the effects of inflation through increases in the costs of labor, services and raw materials. We are subject to price control restrictions on our pharmaceutical products in the majority of countries in which we operate. While we attempt to raise selling prices in anticipation of inflation, we operate in some markets which have price controls that may limit our ability to raise prices in a timely fashion. Future sales and gross profit will be reduced if we are unable to obtain price increases commensurate with the levels of inflation.

Quantitative and Qualitative Disclosures About Market Risk

      Our business and financial results are affected by fluctuations in world financial markets. We evaluate our exposure to such risks on an ongoing basis, and review our risk management policy to manage these risks to an acceptable level, based on our judgment of the appropriate trade-off between risk, opportunity and costs. We do not hold any significant amount of market risk sensitive instruments whose value is subject to market price risk. We seek to manage our foreign currency exposure by maintaining the majority of cash balances at foreign subsidiaries in the U.S. Dollar and through operational means by managing local currency revenues in relation to local currency costs. We are currently taking steps to mitigate the impact of foreign currency on the income statement, which include hedging our foreign currency exposure through net investment hedges.

      In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk and are not discussed or quantified in the following analysis.

      Interest Rate and Currency Risks: We currently do not hold financial instruments for trading or speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. At September 30, 2003, we had $12,742,000 of foreign denominated variable rate debt that would subject us to both interest rate and currency risks. At the present time, we do not use any derivatives or similar instruments to manage our interest rate or currency risk. A 100 basis-point increase in interest rates affecting our financial instruments would have an immaterial effect on our nine month and third quarter 2003 pretax earnings. In addition, we currently have approximately $806 million of liabilities that require U.S. Dollar repayment. To the extent that we require, as a source of debt repayment, earnings and cash flow from some of our units located in foreign countries, we are subject to the risk of changes in the value of certain currencies relative to the U.S. Dollar. However, the change of a 100 basis-point in interest rates would reduce the fair value of our fixed-rate debt instruments by approximately $16.7 million as of September 30, 2003 and $47.7 million if the above new issuances and repurchases were included.